Exhibit 99.1

Innodata Isogen Three University Plaza Hackensack, NJ 07601 Tel: (201) 488-1200 Fax: (201) 488-9099 www.innodata-isogen.com

For Immediate Release

News Release

INNODATA ISOGEN ANNOUNCES RESTRUCTURING

NEW YORK - September 22, 2006 - INNODATA ISOGEN, INC., (NASDAQ: INOD) today announced a restructuring plan that is expected to achieve approximately $1,000,000 in quarterly operating cost savings, beginning in the fourth quarter of 2006. The company anticipates that severance and related costs will approximate $600,000 to $700,000, most of which will be charged to operations in the third quarter.

Jack Abuhoff, Chairman and CEO, said, “The cost savings opportunities that we’ve uncovered will put us in a position to be more flexible and more competitive, and will reduce our break-even point. In addition, we are realigning our organization to become more vertical market focused. We are continuing to invest in sales and marketing to enhance our market responsiveness and accelerate our deal-closing ability.”

The company anticipates that third quarter revenues will increase five to ten percent sequentially, and that revenues for all of 2006 will be at approximately the level achieved in 2005.

About Innodata Isogen

Innodata Isogen (NASDAQ: INOD) helps organizations create, manage and distribute information more effectively and economically, providing a comprehensive range of content-focused IT and BPO services to solve information management and publishing challenges.

We are headquartered in Hackensack, New Jersey, just outside of New York City. We have two additional solution centers in North America, seven production facilities in Asia (the Philippines, India and Sri Lanka) and a technology and tools development center in India.

Innodata Isogen (www.innodata-isogen.com) is named to both EContent magazine’s EContent 100 and KMWorld magazine’s 100 Companies That Matter In Knowledge Management. KMWorld also recognized the unique value of Innodata Isogen’s comprehensive content supply chain solutions in its Trend-Setting Products of 2006 annual honors.

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Innodata Isogen News Release
September 22, 2006

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," “should,” "anticipate," "indicate," "point to" and other similar expressions generally identify forward-looking statements, which speak only as of their dates.

These forward-looking statements are based largely on the company’s current expectations, and are subject to a number of risks and uncertainties, including without limitation, depressed market conditions, changes in external market factors, the ability and willingness of the company’s clients and prospective clients to execute business plans which give rise to requirements for digital content and professional services in knowledge processing, difficulty in integrating and deriving synergies from acquisitions, potential undiscovered liabilities of companies that Innodata Isogen acquires, changes in the company’s business or growth strategy, the emergence of new or growing competitors, various other competitive and technological factors, and other risks and uncertainties indicated from time to time in the company’s filings with the Securities and Exchange Commission.

Actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this release will occur.

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Contact:
Innodata Isogen, Inc.
Steven L. Ford
Executive Vice President and CFO
201-371-2510
sford@innodata-isogen.com